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                                                                 EXHIBIT 99.1

                                                                      [LOGO]
NEW RELEASE                                                           FIBREBOARD
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FOR IMMEDIATE RELEASE
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At the Company:                                    At Financial Relations Board:
Stephen L. DeMaria                             Hannah Bruce, General Information
(510) 274-0700                                     Sue Caulton, Investor Contact
                                                                  (415) 986-1591
                      FIBREBOARD SELLS WOOD PRODUCTS GROUP

     (WALNUT CREEK, CALIFORNIA, September 26, 1995)--Fibreboard Corporation (AMEX:FBD) today announced that it has concluded the sale of its Wood Products Group to Sierra Pacific Industries. The transaction includes approximately 76,000 acres of timberland and all of the operating facilities at Standard, Chinese Camp, Red Bluff and Keystone, California. The sale price of $245 million, which is subject to certain post closing adjustments, will result in an after-tax gain of approximately $75 million or $8.34 per share which will be included in Fibreboard's third quarter earnings. Estimated post-sale book value will be in the range of $24 - $26 per share. Proceeds will be used to pay down debt as well as fund the company's expansion plans.

     Fibreboard's Chairman, John Roach, said, "While the Wood Products Group has long been an integral part of Fibreboard's business dating back over 75 years, we view the sale as a significant step forward as we work to expand Fibreboard's
leadership role in the building products industry.   As a result of our
strategy, Fibreboard has built a solid foundation in the building products industry through our vinyl siding manufacturing and distribution facilities and
our industrial insulation products business.   We continue to look for
additional acquisition candidates that complement our existing base such as the three recently announced acquisitions that are under way. In August Fibreboard announced a major expansion of its exterior building products distribution centers increasing the current total by 37 percent versus one year ago. We more recently announced our intention to acquire Vytec Corporation, a leading Canadian manufacturer of vinyl siding. This transaction will make Fibreboard one of five largest vinyl siding manufacturers in North America.

     "In addition to Fibreboard's expansion in the vinyl siding industry, the company has also entered into negotiations to purchase the assets of Bear Mountain Ski Resort in Southern California. The acquisition, subject to satisfactory completion of due diligence, complements our two other resorts in Northern California, Northstar-at-Tahoe and Sierra-at-Tahoe, and would make Fibreboard the largest ski operator in California," concluded Roach.

     Headquartered in Northern California, Fibreboard Corporation is a leader in the building products industry, manufacturing vinyl products and industrial insulation. Its vinyl products business also operates an extensive multi-state distribution network for exterior building products. Registered trade names include Norandex (vinyl products) and Pabco (industrial insulation). The company also owns and operates two California resorts: Northstar-at-Tahoe, an all season ski and golf resort and conference center, and Sierra-at-Tahoe, a day ski facility.
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